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                                                                   Exhibit 10.49

                   [LETTERHEAD OF DJM ASSET MANAGEMENT, INC.]

November 7, 1997

Ms. Amanda Bokman
Chief Financial Officer
Norton McNaughton, Inc.
463 7th Avenue
New York, NY 10018

Dear Amanda:

DJM Asset Management, Inc. ("DJM") agrees to act as real estate consultant to Norty's, Inc., a subsidiary of Norton McNaughton of Squire, Inc., (the "Company") to evaluate and dispose of retail real estate leases for selected stores.

I.    Services

      o     Review leases.
      o Preparation of a program for negotiation with Landlords and the marketing of leases for assignments, to be approved in advance in writing by the Company.
      o Negotiate lease terminations for stores on Schedule "A" in conjunction with marketing leases for assignment.

II.   Fees

A)    Store Lease Terminations/Assignment of Lease

      Budget -- $330,000 (approximates -- 6 months rent and extras plus projected rent and extras to be paid while Company remains in occupancy)

      For any acceptable settlement there will be a minimum fee due of $2,000.

      Success Fee

      In the event that total landlord termination payments and rent and extras paid while Company remains in occupancy, less any sale proceeds received by the Company generated from the sale of the leases for stores on Schedule "A" are less than $330,000 DJM will receive a success fee of the following amounts:

      Settled for $ 0     - $151,000 = DJM to receive 60% of savings from
      budget.
      Settled for $151,001- $246,000 = DJM to receive 50% of savings from budget.
      Settled for $246,001- $330,000 = DJM to receive 40% of savings from budget.


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      For example:

      DJM settles lease obligations for $250,000 and sells one lease for $50,000; DJM will have settled total lease obligations for $200,000 ($250,000 - $50,000 = $200,000). DJM will receive a bonus fee of $65,000
      (Budget of $330,000 - $200,000 = $130,000; $130,000 X 50% = $65,000).

III.  Expenses

      DJM will not be responsible for any transactional costs and or legal expense incurred by the Company in connection with DJM's involvement with the properties. DJM will obtain the approval of the Company's CFO in advance of incurring any such expenses on the Company's behalf if greater than $500.

      All actual expenses for marketing in accordance with DJM's marketing program must be approved in advance by the Company's CFO and paid directly by them within 10 business days of the receipt of the invoice. DJM shall be reimbursed for all travel expenses. Travel expenses will be pre-approved by the Company's CFO.

      Retainer - A $10,000 retainer will be paid to DJM upon the execution of this agreement. Such retainer, or any portion there of, shall be refundable to the extent not earned by DJM in accordance with this agreement, and such retainer shall be applied against any fees due DJM.

IV.   Payment of Fees and Expense

      Within 30 business days upon receipt of invoice. All fees due DJM are earned upon the final execution of each landlord settlement document.

V.    Exclusive

      During the term of this agreement DJM shall have the sole and exclusive authority to offer for disposition all leases on Schedule "A" held by the Company on an exclusive right to sell basis. All inquiries regarding the leases made to the Company or any representative of the Company or any related party, shall be re-directed to DJM. The Company has sole discretion to accept or reject for any reason any offer presented by DJM. This Agreement does not authorize DJM to bind or otherwise act on behalf of the Company in any manner and DJM shall not hold itself out as having such authority.

VI.   Survival

      This agreement expires on 4/30/98 but shall continue thereafter unless either party terminates on 10 days notice to the other.

      In the event DJM has communicated or negotiated with a third party or landlord prior to the termination of this Agreement and the transaction closing with such person occurs within 6 months after the expiration of this Agreement, DJM will be entitled to a fee in accordance with the terms of this Agreement.


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VII.  The Company's Responsibilities

      o The Company shall provide to DJM all leases, lease abstracts, and contact person and phone number of Landlord.
      o The Company shall make available to DJM all information reasonably requested in a timely fashion.
      o The Company shall deal with DJM fairly and in good faith to allow DJM to perform all of its duties.
      o The Company acknowledges that all information provided to DJM shall be materially accurate.

      The Company shall:

      (a) indemnify DJM and hold it harmless against any and all losses, claims, damages or liabilities to which DJM may become subject arising in any manner out of, or in connection with the proper and lawful rendering of services herein, unless such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct or bad faith of DJM or any of its employees; and

      (b) reimburse DJM immediately for any other reasonable legal expenses reasonably incurred by it, subject to Section III herein, in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising from, in any manner out of, or in connection with the proper and lawful rendering of services by DJM hereunder.

VIII. Breach

      In the event of a breach of any provision in this Agreement, either party may terminate this Agreement upon 10 days written notice.

IX.   Notices

      Notices hereunder shall be sent to the following:

      DJM Asset Management, Inc.             Norton McNaughton of Squire, Inc.
      99 Park Avenue, 6th Floor              463 7th Avenue
      New York, New York 10016               New York, New York 10018
      Attn: Andrew Graiser                   Attn: Amanda Bokman
      Phone: (212) 922-1200 x223             Phone: (212) 244-0583
      Fax: (212) 922-9155                    Fax: (212) 563-2766

Agreed to:                                   Agreed to:


/s/ Andrew Graiser                           /s/ Amanda Bokman
------------------------                     ------------------------
Andrew Graiser                               Amanda Bokman
DJM Asset Management, Inc.


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                                                                    Schedule "A"

                                Norton McNaughton

                                    CLOSURES

Store Locations

1.    Commerce
2.    Orlando
3.    Locust Grove
4.    Myrtle Beach
5.    Columbus
6.    Hershey
7.    Nashville
8.    St. Augustine
9.    Grove City
10.   Lancaster


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